UNITED STATES SECURITIES AND EXCHANGE

COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2015

PFO GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-167380	65-0434332
(Commission File Number)	(I.R.S. Employer Identification No.)

7501 Esters Blvd., Suite 100, Irving, TX 75063

(Address of principal executive offices)

(972) 573-6135

(Issuer's telephone number)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2015, PFO Global, Inc. (the “Company”) announced cost reduction initiatives including the termination of employment on November 30, 2015 of Jagdish Jethmalani, who had served as the Executive Vice President of Engineering, and on December 31, 2015 of the following officers: Tim Kinnear, who had served as Chief Financial Officer, Jonathan Schwartz, who had served as Executive Vice President of Operations, and George Moore, who has served as Executive Vice President of Information Technology.

Upon termination of employment, the Company will pay each executive for deferred compensation totaling approximately $94,000 and accrued, unused vacation which totals approximately $70,000, to be adjusted for vacation accrued or used prior to the termination date. The deferred compensation and accrued vacation amounts have been expensed in the Company’s financial statements as earned, and are reflected in Accrued Liabilities on the Company’s consolidated balance sheet.

In addition, each executive has been offered severance pay of approximately one month’s salary in exchange for signing a separation and release agreement. Such offer is less than the severance terms contained in each executive’s employment agreement. Each executive has until January 15, 2016 to consider the severance pay offer; and if each executive accepts the offer, the Company will pay severance totaling approximately $44,000 to such executives. The severance pay and the related payroll taxes will be expensed by the Company in its financial statements for the year ended December 31, 2015.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description

99.1	Press release dated November 25, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 25, 2015

PFO GLOBAL, Inc.

By	/s/ Tim Kinnear
Name: Tim Kinnear Title: Chief Financial Officer